Exhibit 99.1

LightPath Technologies

Announces New CFO

For Immediate Release

(February, 22 2006) Orlando, FL. LightPath Technologies, Inc. (NASDAQ: LPTH), manufacturer and integrator of families of precision molded aspheric optics, high performance fiber-optic collimators, isolators and advanced manufacturing technologies, is pleased to announce the appointment of Dorothy Cipolla as its new Vice President and Chief Financial Officer.

“Dorothy Cipolla brings more than 25 years of diverse business and financial experience to the company,” said Ken Brizel, LightPath President and CEO, “Dorothy’s most recent experience was as the Chief Financial Officer with LaserSight Inc. a public company also located in the Orlando area. Dorothy has strong financial and business experience. We are excited that Dorothy is joining our team and we look forward to her support in our business.”

Ms. Cipolla has served as a CFO for both public and private companies. Ms. Cipolla served in various accounting, finance and business positions with LaserSight Inc., Alliant Energy Corporation, Goliath Networks, Inc, Network Six, Inc. as well as various roles within The Kendall Company (Colgate Palmolive) and Ernst & Young. Ms. Cipolla is a certified public accountant and a graduate of Northeastern University in Boston, MA with a Bachelor of Science degree in accounting.

“I am very impressed by the progress LightPath has made over the last few years,” said Dorothy Cipolla, LightPath Vice President and CFO, “and I’m excited to be a part of the LightPath team.”

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, optical assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq SmallCap Market under the symbol “LPTH.” Investors are encouraged to go to LightPath’s website for additional financial information.

Contacts:	Ken Brizel, President & CEO LightPath Technologies, Inc. (407) 382-4003 Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.